As filed with the Securities and Exchange Commission on March 1, 2021

Registration No. 333-213306

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
Form S-3

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

COLE OFFICE & INDUSTRIAL REIT (CCIT II), INC.
(GRT (Cardinal REIT Merger Sub), LLC, as successor by merger to Cole Office & Industrial REIT (CCIT II), Inc.)
(Exact Name of Registrant as Specified in Its Charter)

Maryland (State or other jurisdiction of incorporation or organization)	46-2218486 (I.R.S. Employer Identification No.)

2398 East Camelback Road, 4th Floor
Phoenix, Arizona 85016
(602) 778-8700
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Javier F. Bitar Chief Financial Officer, Treasurer and Interim Chief Investment Officer 1520 E. Grand Avenue El Segundo, California 90245 (310) 469-6100	Nina Momtazee Sitzer Chief Administrative Officer, General Counsel and Secretary 1520 E. Grand Avenue El Segundo, California 90245 (310) 469-6100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
David Bonser, Esq.
Paul D. Manca, Esq.
Stacey P. McEvoy, Esq.
Hogan Lovells US LLP
Columbia Square
555 Thirteenth Street, N.W.
Washington, DC 20004
(202) 637-5600
Approximate date of commencement of proposed sale to public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-3 (Registration No. 333- 213306) filed by Cole Office & Industrial REIT (CCIT II), Inc. (the “Registrant”) with the Securities and Exchange Commission on August 25, 2016 registering 11,500,000 shares of Class A common stock, $0.01 par value per share, and 500,000 shares of Class T common stock, $0.01 par value per share, for a maximum aggregate offering price of $120,000,000 (the “Registration Statement”).
On March 1, 2021, pursuant to the Agreement and Plan of Merger, dated as of October 29, 2020, by and among the Registrant, Cole Corporate Income Operating Partnership II, LP, CRI CCIT II LLC, a wholly owned subsidiary of the Registrant, Griffin Capital Essential Asset REIT, Inc. (“GCEAR”), GRT (Cardinal REIT Merger Sub), LLC, a wholly owned subsidiary of GCEAR (“Merger Sub”), Griffin Capital Essential Asset Operating Partnership, L.P., a subsidiary of GCEAR (the “GCEAR Operating Partnership”), GRT OP (Cardinal New GP Sub), LLC, a wholly owned subsidiary of the GCEAR Operating Partnership (“New GP Sub”), GRT OP (Cardinal LP Merger Sub), LLC, a wholly owned subsidiary of the GCEAR Operating Partnership (“LP Merger Sub”), and GRT OP (Cardinal OP Merger Sub), LLC, a subsidiary of LP Merger Sub and New GP Sub, the Registrant merged with and into Merger Sub, with Merger Sub continuing as the surviving entity and a subsidiary of GCEAR (the “Merger”).
At the effective time of the Merger, each issued and outstanding share of the Registrant’s Class A common stock, $0.01 par value per share, and Class T common stock, $0.01 par value per share, was converted into the right to receive 1.392 shares of GCEAR Class E common stock, $0.001 par value per share, subject to the treatment of fractional shares in accordance with the Merger Agreement.
As a result of the Merger, the Registrant has terminated any and all offerings of its securities under the Registration Statement. Accordingly, the Registrant hereby terminates the effectiveness of the Registration Statement and, in accordance with an undertaking made by the Registrant in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance which remain unsold at the termination of the offering, the Registrant hereby removes from registration all of such securities of the Registrant registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this post-effective amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of El Segundo, State of California, on March 1, 2021.

GRT (CARDINAL REIT MERGER SUB), LLC
(as successor by merger to Cole Office & Industrial REIT (CCIT II), Inc.)

By: Griffin Capital Essential Asset REIT, Inc., its sole member

By:	/s/ Javier F. Bitar
Name:	Javier F. Bitar
Title:	Chief Financial Officer, Treasurer and Interim Chief Investment Officer

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 under the Securities Act of 1933, as amended.
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